Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-239890) and in the Registration Statements on Form S-8  (Registration No. 333-248685, 333-248686 333-229535, 333-222888, 333-217770, 333-212299, 333-206848, 333-196537, 333-173777 and 333-162577) pertaining to the Amended and Restated 2005 Stock Option Plan and the 2016 Equity Compensation Plan of Pluristem Therapeutics Inc. of our reports dated September 10, 2020, with respect to the consolidated financial statements of Pluristem Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2020.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
September 10, 2020	A Member of Ernst & Young Global